CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this Registration Statement of IVAX Corporation on Form S-4, of our report on Zenith Laboratories, Inc. and Subsidiaries dated February 24, 1994, on our audits of the consolidated financial statements and financial statement schedules of Zenith Laboratories, Inc. and Subsidiaries as of December 31, 1993, and for the years ended December 31, 1993 and 1992, which report is included as an exhibit to the IVAX Corporation Annual Report on Form 10-K for the year ended December 31, 1994. We also consent to the reference to our Firm under the caption "Experts".

                                   COOPERS & LYBRAND L.L.P.

Parsipanny, New Jersey
June 28, 1995